                                                                    EXHIBIT 10.8



                              ASSIGNMENT AGREEMENT

                                      AMONG

                                  ZONAGEN, INC.

                                  GAMOGEN, INC.

                                       AND

                              DR. ADRIAN ZORGNIOTTI

                                 APRIL 13, 1994

                                TABLE OF CONTENTS


                                                                                                            PAGE
ARTICLE I
Definitions                                                                                                   1

ARTICLE II
Assignment of Subject Technology                                                                              3
2.1      Assignment of Technology                                                                             3
2.2      Agreement Not to Compete                                                                             5
2.3      Regulatory Approval                                                                                  6
2.4      Regulatory Filings                                                                                   6

ARTICLE III
Technology Rights                                                                                             7
3.1      Infringement                                                                                         7
3.2      Notice of Other Patents                                                                              7
3.3      Trademark                                                                                            7
3.4      Improvements                                                                                         7
3.5      Patent Prosecution and Maintenance                                                                   7

ARTICLE IV
Confidentiality                                                                                               8
Confidentiality                                                                                               8

ARTICLE V
Representations and Warranties                                                                                8
5.1      Representations and Warranties of Gamogen                                                            8
5.2      Representations and Warranties of Zonagen                                                            9

ARTICLE VI
Conditions to Closing                                                                                        10
6.1      Zonagen's Conditions to Closing                                                                     10
6.2      Gamogen's Conditions to Closing                                                                     11
6.3      Zorgniotti's Conditions to Closing                                                                  11

ARTICLE VII
Miscellaneous                                                                                                11
7.1      Notices                                                                                             11
7.2      Amendments                                                                                          12
7.3      Waiver                                                                                              12
7.4      Headings                                                                                            12
7.5      Applicable Law                                                                                      12
7.6      Severability                                                                                        12
7.7      Further Assurances                                                                                  13


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



                                TABLE OF CONTENTS
                                   (Continued)

                                                                                                            PAGE
7.8      Negation of Agency                                                                                  13
7.9      Publicity                                                                                           13
7.10     Registration and Filing of the Agreement                                                            13
7.11     Entire Agreement                                                                                    13
7.12     Beneficiaries                                                                                       13
7.13     Affiliates of Parties                                                                               14
7.14     Specific Enforcement                                                                                14
7.15     Dispute Resolution                                                                                  14

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


                              ASSIGNMENT AGREEMENT

         This Assignment Agreement (the "Agreement") is entered into as of April 13, 1994 among Zonagen, Inc., a Delaware corporation ("Zonagen"), Gamogen, Inc., a New York corporation ("Gamogen"), and Dr. Adrian Zorgniotti ("Zorgniotti").

         WHEREAS, Zorgniotti has made certain inventions and improvements in using phentolamine-based compounds for the modification of human sexual response; and

         WHEREAS, Zorgniotti has assigned all of his rights to such inventions and improvements to Gamogen; and

         WHEREAS, Zonagen and Gamogen executed a letter of intent dated December 8, 1993 (the "Letter of Intent") relating to the potential acquisition by Zonagen of Gamogen's rights to such inventions; and

         WHEREAS, Zonagen has successfully completed its due diligence review and proof of principal study with respect to such product as contemplated by the Letter of Intent; and

         WHEREAS, the parties hereto desire to enter into a definitive agreement for the purchase by Zonagen and sale by Gamogen and Zorgniotti of its and his rights in such inventions under the terms and conditions set forth in the Letter of Intent;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         The following capitalized terms shall have the following meanings.

         "Affiliate" means with respect to any Person, any other Person which directly or indirectly, by itself or through one or more intermediaries, controls, or is controlled by, or is under direct or indirect common control with, such Person. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Competing Product" means any phentolamine-based product for the modification of human sexual response other than a phentolamine-papaverine injectable product. No vacuum pump or other device for the treatment of male impotence shall be a Competing Product under this Agreement.

         "Confidential Information" means all proprietary information reduced to writing and labeled "Confidential" acquired by one Party from another Party under this Agreement, including, but not limited to, present techniques, inventions, practices, knowledge, know-how, conception, skill, experience, test data, including pharmacological and clinical test data, analytical and quality control data and other proprietary information and trade secrets; provided, however, that the Subject Technology assigned to Zonagen under this Agreement shall not be Confidential Information in Zonagen's possession.

         "Effective Date" means the date of the execution of this Agreement by all the parties hereto.

         "FDA" means the United States Food and Drug Administration of the Department of Health and Human Services and any successor entities. References herein to FDA shall include, to the extent applicable, any comparable Foreign Regulatory Authority.

         "Foreign Filing" means any application or regulatory filing to be filed hereunder with a Foreign Regulatory Authority for approval to manufacture or sell a Royalty-Bearing Product outside the United States.

         "Foreign Regulatory Authority" means any foreign counterpart of the FDA or other similar foreign health agency or authority.

         "Net Sales" means the gross sales of a Royalty-Bearing Product hereunder as reflected in invoices to Third Parties, less any applicable taxes or duties, and any reasonable rebates or allowances (including but not limited to rebates to any Third Party), and payments to distributors or mail order houses, chargebacks, shipping or freight charges prepaid or allowed, and less the value of returned trade goods and reasonable trade cash discounts actually given.

         "Patent" means any United States or foreign letters patent issuing on
U. S. Patent Application N9 08/106,434, filed August 13, 1993 by Zorgniotti and Gioco, including any continuation, continuation-in-part, division or any substitute application, any patent issued with respect to such Patent Application, any reissue, reexamination, renewal or extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture or other legal business entity.

         "Royalty-Bearing Product" means any phentolamine-based formulation, composition or vehicle for administration in the modification of human sexual response or improvements developed under this Agreement.

         "Subject Technology" means all Technology relating to the invention or the development of the invention owned or controlled by Gamogen or Zorgniotti as of the date hereof, including the Patent, any biologic master file, drug master file, investigational new drug application, new drug application and Improvements developed by Zorgniotti pursuant to this Agreement.

         "Technology" means any (i) ideas, methods, inventions, patents, patent applications, techniques, processes, know-how, trade secrets, Confidential Information and other information and (ii) compounds, formulations, and other natural and man-made materials.

         "Territory" means all countries of the world.

         "Third Party" means any entity other than Zonagen, Gamogen, Zorgniotti or their affiliates.

                                   ARTICLE II
                        ASSIGNMENT OF SUBJECT TECHNOLOGY

         2.1      ASSIGNMENT OF TECHNOLOGY.

         (a) Effective as of the Effective Date, Gamogen and Zorgniotti each hereby assigns, transfers and conveys to Zonagen all of its right, title and interest in the Subject Technology, including the right of Zonagen to file in its name applications for patents and similar protection for the Subject Technology in a country or countries foreign to the United States, all international rights of priority associated with the Subject Technology, and all technical information, improvements and know-how, whether or not patented, pertaining to the Subject Technology, except that Gamogen's and Zorgniotti's rights, if any, to a two-drug injectable product using phentolamine-papaverine for the treatment of male impotency shall remain vested in Gamogen and Zorgniotti and are not assigned hereunder. Consistent with the terms of this
Section 2.1(a), each of Gamogen and Zorgniotti shall, on execution of this Agreement, also execute an assignment in the form attached hereto as Exhibit A.

         (b) As consideration of the assignment to Zonagen of the Subject Technology by Gamogen pursuant to Section 2.1(a), Zonagen shall deliver to Gamogen the following:

                  (i) $50,000 upon the execution of this Agreement;

                  (ii) $50,000 upon delivery satisfactory to Zonagen of all documentation in the possession of Gamogen and Zorgniotti relating to the Subject Technology; and

                  (iii) A royalty equal to six percent of the first $100 million of Net Sales, five percent of Net Sales in excess of $100 million and less than $200 million, four percent of Net Sales in excess of $200 million and less than $300 million, and three percent of Net Sales in excess of $300 million, in each case payable quarterly. Such royalty payments shall be reduced by two percentage points with respect to Net Sales in any country in which (A) patent protection for the Royalty-Bearing Product is not available under the laws of such country, (B) Zonagen determines that patent protection under the laws of such country would be ineffective to secure exclusive rights to sell the Royalty-Bearing Product in such country or that patent protection under the laws of such country cannot be obtained despite Zonagen's best efforts or (C) patent protection for the Royalty- Bearing Product has expired in such country. The royalties payable hereunder shall be computed on aggregate Net Sales, and not annual Net Sales. On sales within each country

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

         in the Territory, such royalties shall be payable for the greater of ten years following the date Zonagen initiates reasonable marketing efforts in such country or the time during which Zonagen has a valid patent for the Royalty-Bearing Product in any country within the Territory. Zonagen shall keep and maintain complete and accurate books in respect of its activities under this Agreement for which royalty payments may be required, in accordance with applicable accounting principles consistently applied. Upon 48 hours' prior notice to Zonagen, Gamogen may inspect such records at its own expense to verify the accuracy of royalty payments made to Gamogen hereunder.

         (c) In consideration of the assignment of the Subject Technology by Zorgniotti pursuant to Section 2.1(a), Zonagen shall sponsor, for Zonagen's sole benefit, research in the area of male impotence, with the goals of such research efforts to be agreed upon from time to time by Zonagen and Zorgniotti. Zonagen will provide up to $100,000 per year for three years for funding of research in the area of male impotency, such funds to be used for such research efforts as Zonagen, in its sole discretion, may determine. Zorgniotti shall be appointed as Zonagen's Chief Scientific Advisor--Male Impotency and will receive $25,000 per year for two years, payable in equal monthly installments, for serving in such capacity. Zonagen may terminate funding, as contemplated above, of its male impotency research projects for any business related reason, but, except as provided below, Zonagen's obligation to pay Zorgniotti $25,000 per year for acting as Zonagen's Chief Scientific Advisor--Male Impotency may not be canceled until the expiration of two years following the Effective Date. If Zonagen terminates project funding, then Zorgniotti may resign as Chief Scientific Advisor--Male Impotency and may continue such research independent of Zonagen, subject to Zonagen's Option as set forth in Section 2.1(d). If Zorgniotti resigns, Zonagen's obligation to pay Zorgniotti $25,000 per year shall terminate. Zorgniotti may not assign his rights or obligations as Chief Scientific Advisor - Male Impotency without Zonagen's written consent.

         (d) Gamogen and Zorgniotti each hereby grant to Zonagen a right of first negotiation (the "Option") to purchase or exclusively license any improvement to any Royalty-Bearing Product, Competing Product or other product (other than any two drug injectable product using phentolamine-papaverine) relating to the modification of human sexual response developed by Gamogen or Zorgniotti (collectively, an "Option Product"). Neither Gamogen nor Zorgniotti (the "Offering Party") shall offer to sell or offer to grant an exclusive license (an "Offer") on any Option Product developed by Gamogen or Zorgniotti, as the case may be, before delivering written notice to Zonagen (the "Zonagen Offer Notice") which shall disclose the terms of the Offer. Zonagen shall have an Option to purchase all rights to any Option Product at the price and on the terms specified in the Zonagen Offer Notice. Zonagen shall deliver to the Offering Party as soon as practicable, but in any event within 60 days after the receipt of the Zonagen Offer Notice (the "Notice Period"), a notice (the "Zonagen Election Notice") stating whether Zonagen has elected to purchase the rights to such Option Product. If Zonagen has elected to purchase such Option Product from the Offering Party, the transfer of the rights to such Option Product shall be consummated as soon as practicable after the delivery of the Zonagen Election Notice. If Zonagen elects not to purchase such Option Product, the Offering Party, within 180 days after expiration of the Election Period, may transfer such Option Product to a Third Party at a price not less than the price specified in the Zonagen Offer Notice and on other terms no more favorable to such Third Party than offered to Zonagen. If the closing of such transaction does not



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

occur within such 180-day period, then the obligation of Gamogen or Zorgniotti, as the case may be, to give Zonagen notice of a proposed Offer under the terms and conditions set forth above shall once again become effective.

         2.2      AGREEMENT NOT TO COMPETE.

         (a) Neither Gamogen nor its Affiliates shall, during the time this Agreement is in force, but in no event longer than the time during which Zonagen is paying royalties to Gamogen under this Agreement, nor shall Zorgniotti or any of his Affiliates during the term he is acting as Zonagen's Chief Scientific Advisor--Male Impotency under this Agreement, directly or indirectly, engage or invest in, finance, own, manage, operate, control, or participate in the ownership, management, operation or control of, be employed by, associated or in any manner connected with, render services or advice to, or assist (whether or not for compensation), any person or entity whose products constitute, in whole or in part, a Competing Product (a "Competing Business"); provided, however, that this Section 2.2(a) shall not preclude Gamogen or its Affiliates or Zorgniotti and his Affiliates from (i) selling vacuum pumps or any other device for the treatment of male impotency or (ii) investing in up to an aggregate 1% of the securities of any enterprise engaged in a Competing Business (but without otherwise participating in the activities of such enterprise) if such securities are listed on any United States national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, provided that Gamogen and its Affiliates combined do not purchase or hold (directly or indirectly) an aggregate equity interest of more than 5% in any such enterprise.

         (b) As consideration for Gamogen's agreement not to compete set forth in Section 2.2(a), Zonagen shall deliver to Gamogen $200,000 of the common stock, par value $.001 per share, of Zonagen ("Common Stock") on the day Zonagen receives FDA approval for its completed Phase II clinical trials with respect to a Royalty-Bearing Product, based on the closing sale price for the Common Stock on the principal market on which the Common Stock is traded on such day; provided, however, that if Zonagen has not received FDA approval for such completed Phase II clinical trials by April 13, 1996, then Zonagen must, within 30 days, either (A) transfer all rights to the Subject Technology, including any Royalty-Bearing Products, back to Gamogen or (B) deliver to Gamogen $200,000 of Common Stock based on the closing sale price for the Common Stock on the principal market on which the Common Stock is traded on April 13, 1996. The certificates evidencing the Common Stock to be issued pursuant to this Section 2.2(b) will bear the following legend:

                  The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be transferred (other than pursuant to Rule 144 or any similar or analogous rule or rules) except pursuant to an effective registration under the Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Act and the rules and regulations promulgated thereunder.



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

         (c) As consideration for Zorgniotti's agreement not to compete set forth in Section 2.2(a), Zonagen hereby agrees to extend Zorgniotti's term as Chief Scientific Advisor--Male Impotency for one year following the expiration of two years from the Effective Date under the same terms and conditions set forth in Section 2.1(c).

         2.3      REGULATORY APPROVAL.

         (a) Zonagen shall use commercially reasonable efforts to obtain necessary regulatory approval, and following approval to initiate marketing of, any Royalty-Bearing Product in the Territory where it is commercially feasible to market such Royalty-Bearing Product. Such efforts in each country within the Territory shall be conducted pursuant to a time schedule to be agreed upon by Zonagen and Gamogen. Zonagen shall be responsible for all costs associated with obtaining such approvals.

         (b) If Zonagen determines not to seek regulatory approval for a sale of the Royalty-Bearing Product in a specific country within the Territory, and Gamogen desires to sell such Royalty-Bearing Product in such country, then upon Gamogen's request and at Zonagen's cost, Zonagen will either file for such regulatory approval or, if such approval has been obtained, initiate reasonable marketing efforts, within 120 days of such request, or Zonagen shall assign the exclusive rights to Gamogen to sell the Royalty-Bearing Product in such country, and Gamogen may proceed, at Gamogen's expense, to obtain approval or, if such approval has been obtained, initiate reasonable marketing efforts, to market the Royalty-Bearing Product in such country. Gamogen shall pay Zonagen a royalty equal to two percent of any Net Sales of the Royalty-Bearing Product sold by Gamogen in each such country.

         (c) If Zonagen fails to meet any deadline imposed upon Zonagen by the regulatory approval time schedule established pursuant to Section 2.2(a) relating to obtaining regulatory approval in a particular country, and such failure is not the result of a delay caused by any Third Party, the FDA or other governmental regulatory agency, then Gamogen may send Zonagen a written notice notifying Zonagen that Zonagen must commence within 120 days the process of obtaining such regulatory approval. If Zonagen does not commence such activities within such 120 day period, then Gamogen may proceed to obtain such regulatory approvals at its own expense, and upon Gamogen's receipt of such approvals, Gamogen shall have the right to sell any Royalty-Bearing Product in such country. If Zonagen determines not to seek regulatory approval for sale of a Royalty-Bearing Product in the United States, and Gamogen elects to seek such approval at its expense under the terms of this Section 2.3(b), then Gamogen and Zonagen shall negotiate a royalty to be payable to Zonagen by Gamogen with respect to Gamogen's sales of such Royalty-Bearing Product in the United States, such royalty to be in an amount based on the relative funds spent by Zonagen and Gamogen in connection with obtaining such regulatory approval in the United States, but in no event greater than 3% of Gamogen's Net Sales.

         2.4      REGULATORY FILINGS.

         Gamogen and Zorgniotti shall cooperate with Zonagen in making all regulatory filings with the FDA and all Foreign Filings, all of which shall be in Zonagen's name.



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

                                   ARTICLE III
                                TECHNOLOGY RIGHTS

         3.1      INFRINGEMENT.

         (a) Zonagen shall defend or prosecute, at its sole cost and expense, any and all claims of infringement that may be brought in connection with the Patents. Zonagen, Gamogen and Zorgniotti shall immediately notify each other in writing of any activity of any type or nature whatsoever which they believe to be an infringement of the Patents. Gamogen and Zorgniotti shall cooperate with Zonagen in all matters concerning any such infringement, and shall make available any relevant records, documents, information, evidence, and the like, if requested to do so by Zonagen.

         3.2      NOTICE OF OTHER PATENTS.

         Each Party shall bring to the attention of the other Party any patent or patent application it discovers, or has discovered, and which relates to the subject matter of this Agreement, and shall cooperate with each other so that each Party can determine whether valid rights of a Third Party may be infringed.

         3.3      TRADEMARK.

         Zonagen shall apply for and own and bear the expense of maintaining a trademark for any Royalty-Bearing Products.

         3.4      IMPROVEMENTS

         Improvements to the Subject Technology relating to the modification of human sexual response, whether patentable or not, conceived or made by Zorgniotti, whether pursuant to the research funding provided by Zonagen pursuant to Section 2.1(c) or otherwise, shall be Zonagen's property. Any improvements developed by Zorgniotti after the expiration of the research agreement set forth in Section 2.1(c) that are not based on information obtained or developed in the course of such research shall be owned by Zorgniotti. Any improvements developed by Gamogen that are not based on the Subject Technology shall belong to Gamogen. Any other improvements developed through the joint efforts of the parties hereto shall be owned jointly by the parties hereto based on their relative participation and funding of the development of such Improvements; provided, however, that Zonagen shall have a right of first refusal to purchase or exclusively license Gamogen's rights in such jointly-owned improvements.

         3.5      PATENT PROSECUTION AND MAINTENANCE.

          Zonagen shall be responsible for filing, prosecuting and maintaining the Patent in the Territory and shall bear all costs associated therewith. Gamogen shall have the right at its expense to file, prosecute and maintain patents in the Territory on Improvements owned solely by Gamogen. In the case of any such filing by Gamogen, Zonagen shall have the right to review and comment on such filings and all patent office communications related thereto.


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Notwithstanding the foregoing, neither Zonagen nor Gamogen assumes liability to the other for the successful prosecution of any patent application.

                                   ARTICLE IV
                                 CONFIDENTIALITY

         4.1      CONFIDENTIALITY.

         The Parties hereto acknowledge that Confidential Information shall be considered to be confidential by them, and that they shall not disclose to others (including to any Affiliates not bound by like conditions of confidentiality), nor make any use of the Confidential Information received from another Party for any purpose other than as contemplated in this Agreement, without the prior written consent of the Party who delivered such Confidential Information before five years after first disclosure thereof, except to the extent any of the Confidential Information (i) was known to such Party before the disclosure hereunder or developed independent of the disclosure; (ii) is or becomes publicly known through no fault or omission attributable to such Party or (iii) is rightfully given to such Party from sources independent of the Party who delivered such Confidential Information which sources rightfully possess such information. Upon notice to the other Parties, a Party also may disclose Confidential Information to government authorities necessary to meet applicable regulations.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

         5.1 REPRESENTATIONS AND WARRANTIES OF GAMOGEN. Gamogen represents and warrants to Zonagen as follows:

         (a) Gamogen is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as it is presently being conducted and as proposed to be conducted.

         (b) This Agreement has been duly executed and delivered by Gamogen and Zorgniotti and constitutes the valid and binding obligation of Gamogen and Zorgniotti, enforceable against Gamogen and Zorgniotti in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to creditors' rights generally and by general equitable principles.

         (c) Gamogen is not in violation or default of any provisions of its Certificate of Incorporation or Bylaws.

         (d) The execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any material contract, obligation or commitment to which Gamogen is a party or by which it is bound or the terms and conditions of Gamogen's Certificate of Incorporation or By-Laws.

         (e) There are no consents or waivers, other than those which have been obtained, which Gamogen must obtain so as to be able to fulfill its obligations and to provide Zonagen with all its rights under this Agreement.

         (f) Gamogen is acquiring Common Stock to be issued pursuant to Section 2.2(b) for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing such Common Stock.

         (g) Gamogen understands that the Common Stock to be issued to it hereunder will not be registered under the Securities Act of 1933, as amended (the "Act"), nor qualified under any state securities laws, and that such Common Stock will be sold pursuant to an exemption from such registration and qualification, based in part upon the representations of Gamogen contained herein. Gamogen will not offer to sell or otherwise dispose of the Common Stock so acquired by it in violation of the registration requirements of the Act or any applicable state securities laws.

         (h) Gamogen has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement and Gamogen is able to bear the economic risk of its investment in Zonagen.

         (i) Gamogen owns all right, title and interest in the Subject Technology, free and clear of any liens, encumbrances, pledges and claims of any Third Party, and the assignment of the Subject Technology to Zonagen hereunder does not violate any right of any Third Party.

         (j) Except for certain travel costs to be paid to Gamogen by Zonagen which are listed on Schedule 5.1(j) and are to be paid within 30 days following execution of this Agreement, Gamogen has been reimbursed all expenses required to be paid by Zonagen, and Zonagen has met all of its other obligations to Gamogen under the Letter of Intent to Gamogen's complete satisfaction.

         5.2      REPRESENTATIONS AND WARRANTIES OF ZONAGEN

         (a) Zonagen is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as it is presently being conducted.

         (b) The authorized capital stock of Zonagen consists of: (i) 20,000,000 shares of Common Stock, par value $0.001 per share, of which 3,667,536 shares are duly and validly issued, fully paid, nonassessable and outstanding; and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which none are outstanding.

         (c) This Agreement has been duly executed and delivered by Zonagen and constitutes the valid and binding obligation of Zonagen, enforceable against Zonagen in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to creditors' rights generally and to general equitable principles. No other corporate action is necessary to authorize the execution or delivery of this Agreement or the performance by Zonagen of its obligations hereunder.

         (d) The shares of Common Stock to be issued pursuant to this Agreement, when delivered for the consideration specified herein, will be duly authorized, validly issued, fully paid and nonassessable shares of Zonagen.

         (e) Neither the nature of the business which Zonagen currently conducts or proposes to conduct, nor any relationship between Zonagen and any other person, nor any circumstance in connection with the creation, authorization, issuance, offer or sale of the Common Stock is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of Zonagen or the vote, consent or approval in any manner of the holders of any security of Zonagen as a condition to the execution, delivery and performance of this Agreement.

         (f) Zonagen has filed all material documents necessary to qualify to do business as a foreign corporation in, and Zonagen is in good standing under, the laws of each jurisdiction in which the conduct of Zonagen's business or the nature of the property owned by Zonagen requires such qualification, except where the failure so to qualify would not have a material adverse affect on the business or financial position of Zonagen.

         (g) Zonagen is not in violation or default of any provisions of its Certificate of Incorporation or Bylaws.

         (h) The execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any material contact, obligation or commitment to which Zonagen is a party or by which it is bound or the terms and conditions of Zonagen's Certificate of Incorporation or By-Laws.

         (i) There are no consents or waivers, other than those which have been obtained, which Zonagen must obtain so as to be able to fulfill its obligations to Gamogen under this Agreement.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

         6.1      ZONAGEN'S CONDITIONS TO CLOSING.

         Zonagen shall have received an opinion of counsel to Gamogen, in form and substance satisfactory to Zonagen and its counsel, as to the matters set forth in Sections 5.1(a), (b), (c), (d), (e) and (i).


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



         6.2      GAMOGEN'S CONDITIONS TO CLOSING.

         Gamogen shall have received an opinion of counsel to Zonagen, in form and substance satisfactory to Gamogen and its counsel, as to the matters set forth in Section 5.2.

         6.3      ZORGNIOTTI'S CONDITIONS TO CLOSING.

         Zorgniotti shall have received an opinion of counsel to Zonagen, in form and substance satisfactory to Zorgniotti and his counsel, as to the matters set forth in Sections 5.2(a), (b), (c), (f), (g), (h) and (i).

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1      NOTICES.

         Any notice or other communication required or permitted to be given by any party under this Agreement shall be effective when delivered, if delivered by hand or by electronic facsimile or five days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, and shall be addressed to each Party at the following addresses or such other address as may be designated by notice pursuant to this Section:

         IF TO ZONAGEN:

                  Zonagen, Inc.
                  2408 Timberloch Place, B-4
                  The Woodlands, Texas 77380
                  Attn: President
                  Facsimile: (713) 363-8796

         WITH COPY TO:

                  Porter & Hedges, L.L.P.
                  700 Louisiana, Suite 3500
                  Houston, Texas 77002
                  Attn: Samuel N. Allen
                  Facsimile: (713) 228-1331

         IF TO GAMOGEN:

                  Gamogen, Inc.
                  17 Industrial Place
                  Middleton, New York 10940
                  Attention: President
                  Facsimile: (914) 344-4037

         WITH COPY TO:

                  Steven Feinberg
                  Solon, Marrow & Dykman
                  685 Third Avenue
                  New York, New York 10017
                  Facsimile: (212) 661-3339

         IF TO ZORGNIOTTI:

                  Dr. Adrian Zorgniotti
                  33 East 74th Street
                  New York, New York 10021

         7.2      AMENDMENTS.

         No amendment, modification or addition hereto shall be effective or binding on either Party unless set forth in writing and executed by the Party against whom enforcement is being sought.

         7.3      WAIVER.

         No waiver of any rights under this Agreement shall be deemed effective unless contained in writing signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed a waiver of any future breach or failure to perform or any other right arising under this Agreement.

         7.4      HEADINGS.

         The section headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

         7.5      APPLICABLE LAW.

         This Agreement shall be governed by, subject to and construed in accordance with the laws of the State of Texas and the parties consent to the jurisdiction of the State and Federal Courts of Texas.

         7.6      SEVERABILITY.

         If any provision of this Agreement is held to be invalid, void or unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the parties to the maximum extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

         7.7      FURTHER ASSURANCES.

         Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         7.8      NEGATION OF AGENCY.

         Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership, or similar relationship between Zonagen and Gamogen.

         7.9      PUBLICITY.

         No public announcement concerning the existence or the terms of this Agreement shall be made, either directly or indirectly, by Zonagen, Gamogen or Zorgniotti, except as may be legally required by applicable laws, regulations, or judicial order, without first obtaining the approval of both Zonagen and Gamogen and agreement upon the nature, text, and timing of such announcement, which approval and agreement shall not be unreasonably withheld. The Party desiring to make any such public announcement shall provide the other Parties with a written copy of the proposed announcement in sufficient time before public release to allow such other Parties to comment upon such announcement, before public release.

         7.10     REGISTRATION AND FILING OF THE AGREEMENT.

         To the extent, if any, that Zonagen concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including without limitation the Securities and Exchange Commission and the Competition Directorate of the Commission of the European Communities, in accordance with applicable laws and regulations, Zonagen may do so, and the other Parties shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith. The parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom.

         7.11     ENTIRE AGREEMENT.

         This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof. Any prior agreement, arrangement or undertaking, whether oral or in writing, is hereby superseded.

         7.12     BENEFICIARIES.

         No person, other than Zonagen, Gamogen or Zorgniotti and their permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

         7.13     AFFILIATES OF PARTIES.

         Each Party may perform its obligations hereunder personally or through one or more Affiliates. Neither Party shall permit any of its Affiliates to commit any act (including any act of omission) which such Party is prohibited hereunder from committing directly.

         7.14     SPECIFIC ENFORCEMENT.

         Each Party hereto shall be entitled to an injunction or injunctions to prevent material breaches of this Agreement and to specifically enforce the provisions of this Agreement, in addition to any other remedy to which such Party may be entitled, at law or in equity.

         7.15     DISPUTE RESOLUTION.

         Each Party agrees that where (a) a Party files suit against the other party with respect to any issue arising under this Agreement and (b) that Party is unsuccessful in its claim, that Party shall pay all legal costs, including reasonable attorneys' fees, of the other Party.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

                                        ZONAGEN, INC.

                                        By:  /s/ Joseph S. Podolski
                                            ------------------------------------


                                        GAMOGEN, INC.


                                        By:  /s/ Jesse A. Garringer
                                            ------------------------------------


                                        DR. ADRIAN ZORGNIOTTI


                                        By:  /s/ Andrew I. Seafon
                                            ------------------------------------
                                            Andrew I. Seafon, Attorney in-Fact



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